Exhibit 4.5

DEPOSIT ACCOUNT CONTROL AGREEMENT

THIS DEPOSIT ACCOUNT CONTROL AGREEMENT (the “Agreement”) is made this 15th day of June, 2005, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee under that certain Indenture dated August 2, 2004, as the same has been and may hereafter be amended, supplemented, modified, replaced or substituted (the “Indenture”), and any successor Trustee (the “Trustee”), at 213 Court Street, Suite 703 Middletown, Connecticut 06457 (Attn: Robert L. Reynolds, Corporate Trust Services), KH FUNDING COMPANY (the “Debtor”), at 10801 Lockwood Drive, Suite 370, Silver Spring, Maryland 20901 (Attn: Robert L. Harris), and Access National Bank (the “Bank”), at 1800 Robert Fulton Drive, Reston, VA 20191.

Recitals

Bank holds deposit account number 2526077 in the name of the Debtor (the “Account”). Debtor hereby grants to Trustee a security interest in the Account. Trustee, Debtor and Bank are entering into this Agreement to perfect Trustee’s security interest in the Account.

NOW, THEREFORE, in consideration of the Recitals and other consideration, the Bank, Debtor and Trustee agree as follows:

1. Grant of Security Interest. The Debtor hereby grants to the Trustee a continuing first priority security interest in the Account, including all funds now or hereafter credited to the Account.

2. The Account. Bank represents and warrants to Trustee that (a) the Recitals are true and correct, (b) Exhibit A is a complete and accurate statement of the Account as of the date thereof, (c) Bank has not agreed with any party, other than Debtor and Trustee, to comply with instructions concerning the Account, and (d) Bank does not know of any claim to or interest in the Account, other than the interests of Trustee and Debtor and any claim of Bank permitted under Section 3.

3. Priority of Lien. Bank waives any encumbrances, claims and rights of set off (or recoupment) it may have against the Account and agrees that, except with respect to payment of its fees under the agreement between Debtor and Bank attached as Exhibit B (“Customer Agreement”), it will not assert any banker’s lien, encumbrance, claim or setoff against the Account.

4. Control. Bank will comply with written instructions, including, but not limited to, instructions to close the Account and transmit the Account balance to Trustee, given by Trustee concerning the Account without the consent of Debtor. Bank will not agree with any other person to comply with instructions concerning the Account given by any person other than Debtor or Trustee.

5. Debtor’s Authority to Withdraw. Bank may comply with Debtor’s instructions concerning the Account until Trustee notifies Bank that Trustee is exercising exclusive control over the Account. No later than one (1) banking days after Trustee notifies Bank of Trustee’s exclusive control, Bank shall stop complying with any instructions given by Debtor. Bank has no liability to Trustee for following Debtor’s instructions before Trustee notifies Bank of Trustee’s exclusive control. For purposes of this Agreement, a “banking day” is any day other than Saturday, Sunday or a legal holiday.

6. Statements and Confirmations. Upon Trustee’s written request, Bank will send copies of all statements and other correspondence concerning the Account to Trustee at Trustee’s address.

7. Responsibility of Bank. Bank has no liability to Debtor for complying with Trustee’s notice of exclusive control or complying with instructions concerning the Account given by Trustee. This Agreement does not create any obligation or duty on Bank other than those expressly set forth herein.

8. Tax Reporting. All income, gain, expense and loss recognized in the Account shall be reported to all taxing authorities under Debtor’s name and taxpayer identification number.

9. Customer Agreement. The terms of this Agreement will prevail if this Agreement conflicts with any other agreement between Bank and Debtor, including, but not limited to, the Customer Agreement. Irrespective of any term of the Customer Agreement, the Uniform Commercial Code of Maryland shall govern the Account for purposes of Article 9 of the Uniform Commercial Code.

10. Termination. The obligations of Bank under this Agreement shall continue until Trustee has notified Bank that Bank is released from further obligation to comply with Trustee’s instructions concerning the Account.

11. Entire Agreement. This Agreement and Exhibits A and B are the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all prior agreements (written or oral) and negotiations and all contemporaneous oral agreements concerning this subject matter.

12. Amendments. No amendment, modification or termination of this Agreement or waiver of any right shall be binding on any party unless it is in writing and is signed by the party to be charged.

13. Severability. If any term of this Agreement is invalid or unenforceable, the remainder of this Agreement shall be construed as if such invalid or unenforceable term were omitted.

14. Successors. The terms of this Agreement are binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

15. Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when personally delivered, or upon receipt after being sent by certified United States mail, or the next banking day after depositing any notice with a reputable overnight courier service, to the party at the address set forth next to such party’s name in the introduction to this Agreement. Any party may change that party’s address for notices in the manner set forth above.

16. Choice of Law. This Agreement shall be governed by the internal laws of the State of Maryland.

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IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed under seal as of the date and year first written above.

WITNESS/ATTEST:	WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee

/s/ Nedine A. Peluso	By:	/s/ Robert L. Reynolds	(SEAL)
Robert L. Reynolds
Vice President

KH FUNDING COMPANY

/s/ Louise B. Sehman	By:	/s/ Robert L. Harris	(SEAL)
Robert L. Harris
President

ACCESS NATIONAL BANK

/s/ Michel L. Hart	By:	/s/ J. David Linthicum	(SEAL)
J. David Linthicum
Senior Vice President

EXHIBIT A

STATEMENT OF ACCOUNT

(See Attached 1 Page)

EXHIBIT B

CUSTOMER AGREEMENT

(See Attached 4 Pages)